UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    July 28, 2005

WILLIS LEASE FINANCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-28774	68-0070656
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2320 Marinship Way, Suite 300, Sausalito, CA		94965
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (415) 275-5100

N/A
(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

On July 28, 2005 Willis Lease Finance Corporation (the “Company”) and Willis Engine Securitization Trust, a Delaware statutory trust of which the Company is the sole beneficiary (“WEST”) entered into a Note Purchase Agreement dated as of July 28, 2005 with UBS Securities LLC and UBS Limited (the “Note Purchase Agreement”).  The Note Purchase Agreement provides for the issuance and sale of an aggregate principal amount of $200 million of WEST’s Series 2005 A-1 Floating Rate Notes (the “Notes”) to UBS Securities LLC and UBS Limited (the “Initial Purchasers”).  The Initial Purchasers are expected to resell the Notes pursuant to Section 4(2) of the Securities Act of 1933, Rule 144A thereof and Regulation S thereunder.  The Notes will be secured by (among other things) WEST’s indirect ownership interests in certain aircraft engines and the operating leases thereof.  The Note Purchase Agreement contains customary representations, warranties, covenants and closing conditions for a transaction of this type.  The Note Purchase Agreement also contains customary provisions pursuant to which the Company and WEST agree to hold harmless and indemnify the Initial Purchasers against damages under certain circumstances, which are customary for a transaction of this type.

An affiliate of the Initial Purchasers provides the Company with interest rate swaps having a notional amount of $40 million.

The issuance and sale of the Notes are part of an asset-backed securitization, which, subject to satisfaction of a variety of customary conditions precedent, is scheduled to close on or about August 9, 2005.  The Company can give no assurance that the transaction will close on that date or at all.  The securitization will involve the transfer of 61 commercial jet aircraft engines to WEST and the issuance of term notes (including the Notes) in the aggregate amount of approximately $228 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2005	WILLIS LEASE FINANCE CORPORATION

	By:	/s/ Monica J. Burke
Monica J. Burke

	Title:	Executive Vice President & Chief Financial Officer